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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                          (Amendment No. ___________)*


                            Berry Petroleum Company
------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
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                        (Title of Class of Securities)

                                  085789105
                               ----------------
                                (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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---------------------
CUSIP No.  085789105                  13G
---------------------

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        NAME OF REPORTING PERSON
1       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Union Bank of California
        94-0304228
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        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
2                                                                    (a) [ ]
                                                                     (b) [ ]
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        SEC USE ONLY
3

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        CITIZENSHIP OR PLACE OF ORGANIZATION
4
        State of California
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          NUMBER OF                SOLE VOTING POWER
                           5
           SHARES                  -0-
                         ---------------------------------------------------
        BENEFICIALLY               SHARED VOTING POWER
                           6
          OWNED BY
                         ---------------------------------------------------
            EACH                   SOLE DISPOSITIVE POWER
                           7
          REPORTING                -0-
                         ---------------------------------------------------
           PERSON                  SHARED DISPOSITIVE POWER
                           8
            WITH                   1,973,331
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9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,973,331

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10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

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11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.36%

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12      TYPE OF REPORTING PERSON*

        BK
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                      *SEE INSTRUCTION BEFORE FILLING OUT!

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                                  SCHEDULE 13G
                                  ------------

Item 1(a)  Name of Issuer:                 Berry Petroleum Company

      (b)  Address of Issuer's
           Principal Executive Offices:    PO Box 28700
                                           Hovey Hills
                                           Taft, CA  93268

Item 2(a)  Names of Person Filing:         Union Bank of California, N.A.
                                           350 California St.
                                           San Francisco, CA  94104

      (b)  Address of Principal
           Business Offices:




      (c)  Citizenship:                    California

      (d)  Title of Class of Securities:   Common stock

      (e)  CUSIP Number:                   085789105

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:*

          (a) [ ]   Broker or Dealer registered under Section 15 of the Act

          (b) [ ]   Bank as defined in section 3(a)(6) of the Act

          (c) [ ]   Insurance Company as defined in section 3(a)(19) of the Act

          (d) [ ] Investment Company registered under section 8 of the Investment Company Act

          (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

___________
*Not applicable as to BAV and BAVPI since they are filing this statement under Rule 13d-1(c).

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          (f) [ ]   Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see (S)240.13d-1(b)(1)(ii)(F)

          (g) [ ]   Parent Holding Company, in accordance with
                    (S)240.13d-1(b)(ii)(G) (Note: See Item 7)

          (h) [ ]   Group, in accordance with (S)240.13d-1(b)(1)(ii)(H)

Item 4    Ownership

          (a) Amount Beneficially Owned:*

              1,973,331

          (b) Percent of Class:

              9.36%

          (c) Number of shares as to which such person has:

                (i) sole power to vote or direct the vote:*

                    0

               (ii) shared power to vote or direct the vote:*



              (iii) sole power to dispose or direct the disposition of:*

                    0

               (iv) shared power to dispose or direct the disposition of:*

                    1,973,331

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Item 5    Ownership of Five Percent or Less of a Class.

          If this statement is being filed to
          report the fact that as of the date
          hereof the reporting person has ceased
          to be the beneficial owner of more
          than five percent of the class of
          securities, check the following [ ].

Item 6    Ownership of More than Five Percent on Behalf
          of Another Person.                       Not Applicable.

Item 7    Identification and Classification of
          the Subsidiaries Which Acquired
          the Security Being Reported on by
          the Parent Holding Company.

                                                   Not Applicable.


Item 8    Identification and Classification
          of Members of the Group.

                                                   Not Applicable.

Item 9    Notice of Dissolution of Group.          Not Applicable.

Item 10   Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

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                                   SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                  Union Bank of California, N.A.


Dated:  February 12, 1997         By /s/ Catherine L. Huston
                                     ------------------------
                                     Catherine L. Huston
                                     Assistant Vice President



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